SECURED PROMISSORY NOTE

$200,000                                                          June 20, 2002
                                                    Hopewell Junction, New York

          For value received, eMagin Corporation, a Delaware corporation (the "Borrower"), hereby unconditionally promises to pay to the order of Mr. MORTIMER D.A. SACKLER or his assigns (the "Lender"), subject to the provisions set forth below, in lawful money of the United States of America and in immediately available funds, the principal sum of $200,000, plus interest, payable on the dates and in the manner set forth below.

          This Secured Promissory Note (the "Note") is the note (the "Note") referred to in that certain Secured Note Purchase Agreement, dated as of June 20, 2002 (the "Closing Date"), by and between the Borrower and the Investor listed therein (as the same may from time to time be amended, modified or supplemented, the "Note Purchase Agreement"), which is to be issued by the Borrower pursuant to, and subject to the terms of, the Note Purchase Agreement, and this Note is entitled to the benefits provided for therein. All capitalized terms used herein and not otherwise defined herein shall have the respective meanings given to them in the Security Agreement (as defined below).

          1. PRINCIPAL REPAYMENT. The outstanding principal amount of this Note shall be payable on August 30, 2002 (the "Maturity Date"), unless this Note has been redeemed as described in Section 10 below (such event, an "Early Termination Event").

          2. INTEREST RATE. The Borrower further promises to pay interest on the sum of the unpaid principal amount of this Note outstanding on each day, from the date of this Note until all of the principal shall have been repaid in full or pursuant to an Early Termination Event. Interest shall accrue at the rate of eleven percent (11%) per annum. Interest shall be payable on the Maturity Date (or on the effective date of an Early Termination Event) and shall be calculated on the basis of a 360-day year for the actual number of days elapsed. Any principal payment or interest payment on the unpaid principal amount of this Note not paid when due, whether at the Maturity Date, on the effective date of an Early Termination Event, by acceleration or otherwise, shall bear interest at thirteen percent (13%) or the maximum rate permissible by law, whichever is less.

          3. SECURITY. The full amount of the Notes are secured by (i) a general security interest under a Security Agreement (the "Security Agreement"), dated as of June 20, 2002, between the Borrower's wholly owned subsidiary, Virtual Vision, Inc., a Delaware corporation ("Subsidiary"), as Assignor, and Alligator Holdings, Inc. ("AHI"), as collateral agent for the benefit of the holder of the Note, and (ii) a general security interest under a Subordinated Security Agreement (the "Subordinated Security Agreement"), dated as of June 20, 2002, between the Borrower, as Assignor, and AHI, as collateral agent for the benefit of the holder of the Note. Reference is hereby made to the Security Agreement and the Subordinated Security Agreement for a statement of the rights and obligations of the holder of, and the nature and extent of the security for, this Note. Borrower shall not, directly or indirectly create, permit or suffer to exist, and shall defend the Collateral against and take such further action as is necessary to remove any Liens (excluding Permitted Liens) on or in the Subsidiary Collateral or Company Collateral, or in any portion thereof, except as permitted pursuant to the Security Agreement and the Subordinated Security Agreement.

          4. PLACE OF PAYMENT. All amounts payable hereunder shall be payable to the Lender in the manner specified by the Lender to the Borrower in writing. In the event that payment is to be made by wire transfer, such payment shall be made on a day that banks are open for business in New York, New York (each, a "Business Day"). If any payment becomes due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day, and such extension shall be included in computing interest in connection with such payment.

          5. DEFAULT. It shall be an event of default ("Event of Default") and the entire unpaid principal of this Note, together with accrued interest, shall become immediately due and payable, automatically and without presentment, protest, demand or notice of any kind, all of which are expressly waived by the undersigned, in the case of those events described in paragraphs (d), (e) and
(f), and in the case of any other such event at the election of Lender, upon the occurrence of any of the following events:

          (a) Any failure on the part of Borrower to make any payment in respect of this Note when due, whether by acceleration or otherwise (including without limitation in connection with any repurchase obligation);

          (b) Borrower or the Subsidiary shall default in the performance or compliance with any other covenant or agreement of Borrower or the Subsidiary contained in this Note or the Note Purchase Agreement;

          (c) Any representation or warranty of Borrower or the Subsidiary contained in the Note Purchase Agreement shall prove to have been untrue in any material respect as of the date of the Note Purchase Agreement;

          (d) Borrower or the Subsidiary shall default in the payment of principal, premium or interest on any material indebtedness for borrowed money, or shall default in the performance of or compliance with the terms of any related documentation, and in connection with any such default such indebtedness becomes due and payable prior to its stated maturity;

          (e) Borrower or the Subsidiary shall commence or consent to any proceeding under any bankruptcy, reorganization, arrangement, readjustment of debt, moratorium or similar law or statute;

          (f) A proceeding shall be commenced against Borrower or the Subsidiary under any bankruptcy, reorganization, arrangement, readjustment of debt, moratorium or similar law or statute, and such proceeding is not stayed or dismissed within 45 days after the commencement thereof;

          (g) Borrower or the Subsidiary consents to or suffers the appointment of a guardian, receiver, trustee or custodian to any substantial and material part of its assets that is not vacated within 45 days;

          (h) Final judgment in excess of $10,000 (excluding insured portions) is entered against Borrower or the Subsidiary and is not stayed, bonded or discharged within 30 days;

          (i) The dissolution or termination of existence of Borrower or the Subsidiary; or

          (j) Any material default by the Subsidiary under the Security Agreement or the Borrower under the Subordinated Security Agreement.

          So long as an Event of Default exists, the Lender may declare the entire principal and unpaid accrued interest herein immediately due and payable, without any cure period thereof, by notice in writing to the Borrower.

          6. CHANGE OF CONTROL OF BORROWER. (a) Upon the occurrence of a Change of Control, the Borrower will have the right (the "Call Right"), at its sole option, upon five day's written notice to the Lender delivered not more than 30 days after the effective date of such Change of Control (the "Call Period") to purchase all (but not less than all) of the aggregate principal amount of this Note from the Lender at a price equal to 250% of the principal amount hereof, plus all accrued and unpaid interest thereon through, but not including the date on which this Note is repurchased (the "Repurchase Price"). If the Borrower shall not have exercised such right within the Call Period, the Lender shall have the right (the "Put Right"), at its sole option, for a period of 30 days commencing on the expiry of such Call Period (the "Put Period"), to require the Lender purchase all (but not less than all) of the aggregate principal amount of this Note at the applicable Repurchase Price.

          (b) Immediately upon the occurrence of any Change of Control, the Borrower shall provide notice to the Lender stating that a Change of Control has occurred and the applicable expiry dates for the Call Period and the Put Period.

          (c) If the Borrower shall elect to exercise its Call Right, the Borrower shall provide written notice thereof to the Lender before the expiry of the Call Period, such notice to include the repurchase date for this Note which shall be no earlier than 15 days nor later than 30 days from the date such notice is delivered.

          (d) If the Lender shall elect to exercise its Put Right after the expiry of the Borrower's Call Right, the Lender shall provide written notice thereof to the Borrower (the "Put Notice") before the expiry of the Put Period and upon receipt thereof, the Borrower shall provide notice to the Lender of the applicable repurchase date for this Note which shall be no earlier than 15 days nor later than 30 days from the date such Put Notice is delivered to the Borrower.

          (e) On any purchase date of a redemption of this Note under this
Section 6, the Borrower shall deliver to the Lender the Repurchase Price and the Lender shall deliver to the Borrower this Note for cancellation.

          (f) As used in this Section 6, the following capitalized terms shall have the following meanings:

          "Change of Control" shall mean the occurrence of any of the following events: (i) a majority of the Board of Directors of the Borrower shall consist of persons who are not Continuing Directors of the Borrower; or (ii) the acquisition by any person or Group of the power, directly or indirectly, to vote or direct the voting of Common Stock having a majority of the ordinary voting power for the election of directors of the Borrower.

          "Continuing Director" means, as of the date of determination, any person who (i) was a member of the Board of Directors of the Borrower on the Closing Date or (ii) was nominated for election or elected to the Board of Directors of the Borrower with the affirmative vote of a majority of the Continuing Directors of the Borrower who were members of such Board of Directors at the time of such nomination or election.

          "Group" shall mean any "group" for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or any successor statute or statutes thereto.

          7. WAIVER. The Borrower waives presentment and demand for payment, notice of dishonor, protest and notice of protest of this Note, and shall pay all costs of collection when incurred, including, without limitation, reasonable attorney's fees, costs and other expenses.

          8. GOVERNING LAW. This Note shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, excluding conflict of law principles that would cause the application of laws of any other jurisdiction.

          9. SUCCESSORS AND ASSIGNS. The provisions of this Note shall inure to the benefit of and be binding on any successor to the Borrower and shall extend to any permitted holder hereof. The Borrower may not assign or transfer this Note or any of its obligations under this Note without the prior written consent of the Lender unless such transfer is to an institutional "accredited investor" within the meaning of Rule 501 under the Securities Act of 1933, as amended and provided that the transferee of such transfer is not a competitor, directly or indirectly, of the Borrower.

          10. NOTICES. Any notices required to be delivered under this Note shall be delivered pursuant to the notice procedures set forth in the Note Purchase Agreement.

          11. MODIFICATION. This Note may be altered only by prior written agreement signed by the party against whom enforcement of any waiver, change, modification, or discharge is sought.

                            [Signature Page Follows]

          IN WITNESS WHEREOF, the undersigned has executed this Note as of date first written above.

                                   EMAGIN CORPORATION



                                   By:
                                      ------------------------------------------
                                      Name:
                                      Title: